EXHIBIT 10.6

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “License”) is made as of the 24th day of August, 2001, by and between HERBST GAMING,  INC., a Nevada corporation (“Licensee”), and TERRIBLE HERBST, INC., a Nevada corporation (“Licensor”).

WHEREAS, Licensor is the exclusive owner of certain trademarks, services marks, trade names, trade dress, designs and logos which have been used by Licensor in connection with the management and operation of retail services and facilities in the State of Nevada (the “Business”) and which include the marks “TERRIBLE HERBST,” “TERRIBLE’S” and the “Bad Guy Logo” (the “Licensed Marks”);

WHEREAS, Licensee, through various subsidiaries, operates a slot machine route, as well as, Terrible’s Town Casino, Terrible’s Lakeside Casino & RV Park and Terrible’s Town Casino & Bowl, all within the State of Nevada. Licensee also operates Terrible’s Hotel & Casino, located at 4100 Paradise Road, Las Vegas, Nevada (collectively “Licensee’s Business”);

WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, a non-exclusive license to utilize the Licensed Marks on the terms and subject to the conditions set forth in this License.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  GRANT AND SCOPE OF LICENSE.

1.1  Grant of License.  Licensor hereby grants to Licensee a non-exclusive, personal and nontransferable right to use the Licensed Marks in the Business within the State of Nevada, as long as any such use complies with the quality control specifications provided for under Section 3 herein, and until this License is terminated in accordance with the terms herein. Licensee’s use shall include without limitation the following:

1.1.1  The right to use the Licensed Marks in connection with the selling, advertising and promotion of the services of Licensee’s Business, including, without limitation, use of the Licensed Marks in or on marquee signs, flyers, brochures, other promotional and marketing materials, electronic and print media, direct mail pieces, billboards, other signage and point-of sale advertising.

1.1.2  The right to negotiate for and develop joint promotions and sponsorships with third parties utilizing the Marks of such third party vendors, and the Licensee’s Marks along with the Licensed Marks; provided that any such use is made for the purpose of selling, advertising and promoting the goods and services of the Licensee’s Business.

1.1.3  The right to juxtapose the Licensed Marks with the Licensee’s Marks and otherwise use the Licensed Marks in close proximity with the Licensee’s Marks in any materials used to sell, advertise and promote the goods and services of the Licensee’s Business.

1.2  Limitations on Grant.

1.2.1  The license granted by this License is a non-exclusive license and nothing contained herein shall be deemed to grant to Licensee any exclusive rights to use the Licensed Marks.

1.2.2  Licensee acknowledges and agrees that the management and operation of the Licensee’s Business is separate, distinct and independent from the management and operation of the Business.

1.2.3  The Licensed Marks shall only be used by Licensee in Nevada (the “Territory”).

1.2.4  Licensee understands that Licensor has the exclusive right to ownership, use and goodwill associated with the Licensed Marks. Except as provided herein Licensee agrees not to use the Licensed Marks or any variation of such name or word in connection with the Licensee’s Business.

2.  CONSIDERATION.

2.1  In consideration for this License Licensee will pay Licensor a monthly license fee (the “Fee”) of One Hundred Two Thousand Five Hundred Dollars ($102,500.00) (inclusive of all applicable sales and other taxes) during the Term of this License. This license fee amount shall commence in September 1, 2001. Thereafter, on each anniversary of this Agreement, the license fee shall increase by 5%.

3.  MANNER OF USAGE; QUALITY CONTROL.

3.1  Standard of Quality.  Licensor agrees that Licensee shall have reasonable discretion in its use of the Licensed Marks in connection with the operation, direction, management and supervision of the Licensee’s Business. Licensee agrees that the quality of the goods and/or services offered under the Licensed Marks in connection with the Licensee’s Business shall be at least consistent with or better than the average quality of goods and/or services offered by Licensor under the Licensed Marks as of the date of this License (the “Quality Standard”). Licensee further agrees to comply with all applicable federal, state and local laws and regulations in its use of the Licensed Marks. Licensor agrees that whenever it uses the Licensed Marks in advertising or in any other manner in connection with the Licensee’s Business, Licensee shall clearly indicate Licensor’s ownership of the Licensed Marks. Licensee shall provide Licensor with samples of or a description of any signs, advertising, promotional material, literature, packages and labels which incorporate the Licensed Marks and which have been or will be prepared by or for Licensee and which are intended to be used by Licensee at least five (5) days prior to their use or publication for Licensor’s prior written approval. Notwithstanding the preceding sentence, Licensee shall not be required to obtain the prior written approval for the use of the Licensed Marks from Licensor if Licensee continues to use such Licensed Marks in a manner commensurate with Licensor’s historical use of the Licensed Marks. Licensor’s failure to approve such samples within five (5) days after such samples are submitted by Licensee shall be deemed an approval of the use of the Licensed Marks by Licensee. Once any use of a Licensed Marks is approved, such use shall be deemed approved for the Term of this License.

3.2  Compliance.

3.2.1  If Licensor in its good faith and reasonable judgment believes that Licensee has not complied with the Quality Standard (a “Deficiency”), Licensor will provide Licensee with written notice of such belief setting forth: (i) a detailed description of any such Deficiency, including the goods/services at issue, (ii) a reference to the particular Quality Standard of Licensor’s not complied with by Licensee, and (iii) a suggested plan for curing any such Deficiency which is cost efficient and can be reasonably executed by Licensee within the thirty (30) day cure period set forth in Section 3.2.2 herein.

3.2.2  Licensee shall have thirty (30) days after the date it receives notice from Licensor of any such Deficiency, sent in accordance with the terms of Section 3.2.1, to cure the Deficiency. If Licensee has failed to cure the Deficiency on or before the last day to cure the noticed Deficiency, Licensor shall have the right to forthwith terminate this License upon ten (10) business days prior written notice to Licensee; provided however that Licensor shall have no right to terminate this License in the event that such noticed Deficiency cannot reasonably be cured within the thirty (30) day time period specified and Licensee takes reasonable action to cure such Deficiency within the thirty (30) day time period specified. Upon the termination of this License under this Section 3, Licensee shall have no right to exploit or in any way use the Licensed Marks (or any of them) except as provided herein under Section 4.4.

4.  TERM AND TERMINATION.

4.1  Term.  The term of this License (the “Term”) shall continue for ten (10) years from the date of execution of this Agreement (the “Commencement Date”), unless terminated at an earlier date by either party in accordance with the terms set forth in this License. The Term may be extended by Licensee upon written notice to Licensee for five additional five (5) year periods subject to the terms and conditions hereof, with the exception of the License Fee, which shall be agreed upon at the time of extension.

4.2  Licensor’s Right to Terminate.  The license granted under this License shall terminate upon ten (10) business days’ prior notice to Licensee from Licensor in the event:

4.2.1  The Term of this Agreement expires;

4.2.2  A Licensed Mark is used by Licensee outside of the Territory or in a manner other than that agreed to herein, unless such use is consented to by Licensor, and Licensee fails to cure any such non-compliance within thirty (30) days after written notice to Licensee from Licensor setting forth, in detail the alleged breach or unlicensed used;

4.2.3  Licensee fails to comply with Nevada state or federal law relating to the use of the Licensed Marks by Licensee and fails to cure any such non-compliance within thirty (30) days after written notice to Licensee from Licensor setting forth in detail: (i) the non-compliance; (ii) the law violated; and (iii) a suggested plan for curing the non-compliance which is cost efficient and can be reasonably executed by Licensee within the a (30) day period;

4.2.4  Licensee assigns or transfers this License; provided however that Licensor shall have no right to terminate this License in the event of an assignment by Licensee in the event of a merger or reorganization of Licensee, a sale of all or substantially all of Licensee’s assets or a consolidation of the Licensee with any of its affiliates or related parties;

4.2.5  Upon the filing of bankruptcy by Licensee;

4.2.6  Any other material breach of the License by Licensee which is not cured by Licensee within thirty (30) days after written notice to Licensee from Licensor setting forth in detail: (i) a description of such material breach; (ii) the provision of the License breached by Licensee; and (iii) a suggested plan for curing the breach which is cost efficient and can be reasonably executed by Licensee within the thirty (30) day period.

Notwithstanding the foregoing, if any such non-compliance or breach set forth in the notice provided by Licensor to Licensee under Sections 4.2.2, 4.2.3 or 4.2.6 above cannot be reasonably cured within the thirty (30) day time period specified, Licensor shall have no right to terminate this License if Licensee has taken reasonable action to cure such non-compliance within the thirty (30) day time period specified.

4.3  Effects of Termination.  If this License is terminated for any reason, Licensee shall have the right, for a period of sixty (60) days from the effective date of such termination to “phase out” its use of the Licensed Marks (the “Phase Out Period”). During the Phase Out Period, Licensee shall take reasonable steps to cease use of the Licensed Marks. At the end of the Phase Out Period Licensee shall have no further rights to use the Licensed Marks under this License and shall refrain completely from its use, directly or indirectly, by advertising or otherwise, of any of the Licensed Marks or anything suggestive thereof.

4.4  Obligations Surviving Termination.  Notwithstanding any termination of the license granted to Licensee under this License and any exercise by either party of any rights and remedies hereunder, any rights or remedies of Licensor under Articles 5 and 6 of this License and any cause of action or claim of Licensor, whether or not accrued at the time of termination, because of any breach of or failure to perform any obligation by Licensee under this License, shall survive any such termination of this License or exercise of rights to the degree necessary to permit their fulfillment or discharge for a period of twelve (12) months from the effective date of termination.

5.  AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

5.1  Licensee’s Agreements, Representations and Warranties.

5.1.1  Licensee acknowledges and agrees that neither Licensee nor any parent, subsidiary or affiliate of Licensee shall (i) do any act which may in any way impair the rights of Licensor in and to the Licensed Marks, (ii) acquire or claim any right, title or interest in or to the Licensed Marks by virtue of the license granted to Licensee hereunder or as a result of Licensee’s use of the Licensed Marks as contemplated hereby, or (iii) in any way challenge the validity of the Licensed Marks or Licensor’s ownership thereof.

5.1.2  Licensee acknowledges and agrees that all use of the Licensed Marks shall inure to the benefit of Licensor.

5.1.3  Licensee shall not register or attempt to register any of the Licensed Marks or any mark which may be the same or confusingly similar to the Licensed Marks, including, without limitation, any translation or transliteration of the Licensed Marks.

5.1.4  Licensee shall not, without the prior written consent of Licensor, use any Licensed Mark or portion thereof in any manner other than in the manner permitted under this License.

5.1.5  Licensee shall not: (i) assign this License or any of its rights hereunder, or (ii) provide a sublicense or contract with a subcontractor for the use of the Licensed Marks. Licensee represents and warrants that it has the right and is authorized to enter into and perform under this License, and that the consummation of the transaction contemplated by this License will not constitute a breach or default or be in conflict with any prior agreement between Licensee and any other person.

5.1.6  Licensee represents and warrants to Licensor that Licensee shall comply with any and all applicable laws, rules and regulations and any applicable safety standards in Licensee’s exercise of its rights under this License.

5.2  Licensor’s Agreements, Representations and Warranties.

5.2.1  Licensor represents and warrants that (i) it has the right to grant the license granted hereunder to Licensee and it is authorized to enter into and perform under this License;(ii) the Licensed Marks do not infringe upon or violate any intellectual property right of any other person, and no actions have been asserted, are pending, or threatened against Licensor based upon or challenging or seeking to deny or restrict the use by Licensor of any Licensed Mark; (iii) no person is engaging in any activity that infringes upon the Licensed Marks or upon the rights of Licensor therein; and (iv) the consummation of the transaction contemplated by this License will not result in the termination or impairment of any of the Licensed Marks, or constitute a breach or default or be in conflict with any prior agreement between Licensor and any other person.

5.2.2  Licensor, nor any parent, subsidiary or affiliate of Licensor shall acquire or claim any right, title or interest in or to the Licensee’s Marks by virtue of the use of Licensee’s Marks in the Business.

5.2.3  Licensor shall not use or register or attempt to register any other Mark of Licensee or any other Mark which may be the same or confusingly similar to Licensee’s Marks, including, without limitation, any translation or transliteration of Licensee’s Mark.

5.2.4  Licensor represents and warrants that it has the right and is authorized to enter into and perform under this License and that the consummation of the transaction contemplated by this License will not constitute a breach or default or be in conflict with any prior agreement between Licensee and any other person.

6.  INDEMNITY.

6.1  Licensee’s Indemnification Obligations.  Licensee assumes full responsibility for all goods and/or services offered or sold under the Licensed Marks in the Licensee’s Business and shall indemnify and hold harmless Licensor, its affiliates and their respective officers, directors, employees and agents from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, fees and expenses of counsel) which any of them may incur as a result of or arising in any way out of: (i) the sale or offer for sale by Licensee of any goods or services under any Licensed Marks in the Licensee’s Business; or (ii) a breach of any representation, warranty or agreement made by Licensee herein.

6.2  Licensor’s Indemnification Obligations.  Licensor assumes full responsibility for all goods and/or services offered or sold under the Licensed Marks at Licensor’s Locations and shall indemnify and hold harmless Licensee, its affiliates and their respective officers, directors, employees and agents from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, costs and expenses (including, without limitation, fees and expenses of counsel) which any of them may incur as a result of or arising in any way out of: (i) the sale or offer for sale by Licensee of any goods or services under any Licensed Marks in the Business; or (ii) a breach of any representation, warranty or agreement made by Licensor herein.

7.  INFRINGEMENT.

7.1  Identification of Infringement.  Licensee shall use reasonable efforts to promptly notify Licensor of any instance which comes to Licensee’s attention of possible infringement, illegal use, misuse or misappropriation of any of Licensor’s rights in the Licensed Marks. Licensee shall promptly provide to Licensor such cooperation and assistance as shall be reasonably requested by Licensor in all respects in identifying instances of possible infringement of any right of Licensor in the Licensed Marks.

7.2  Prosecution of Infringement Actions.  Licensee may institute, in its own name or in the name of Licensor, but in any event at the expense of Licensee, any and all legal actions or proceedings to enforce Licensor’s rights in the Licensed Marks, utilizing any and all applicable registrations of the Licensed Marks with the United States Patent and Licensed Mark Office which are owned by Licensor. In the event that any action is brought by Licensee to enforce Licensor’s rights in the Licensed Marks, any recovery shall be for the account of Licensor; provided, however, that Licensee shall have the right to offset all costs, fees and expenses (including attorneys’ fees) incurred by Licensee in connection with such legal action from the gross recovery in any such legal action.

8.  BANKRUPTCY.  This License shall survive notwithstanding the fact that Licensor may: (i) not be able to pay its debts when they become due, (ii) make an assignment for the benefit of creditors, or (iii) file any petition or have any petition filed against it under the bankruptcy or insolvency laws.

9.  GENERAL.

9.1  Status of Parties.  Nothing set forth in this License shall be construed to constitute Licensee as the partner, employee or agent of Licensor, nor shall either party have any authority to bind the other in any respect, it being intended that each party shall remain an independent contractor responsible only for its own actions.

9.2  Notices.  Except as otherwise set forth herein, any agreement, approval, consent, notice, request or other communication required or permitted to be given by either party to the other under this License shall be in writing and shall be deemed to have been given (i) when delivered by hand or by courier, (ii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, or (iii) when transmitted by facsimile (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested) to the address set forth below, in each case, with a copy provided in the same manner and at the same time to the copy recipients shown below:

If to Licensee, at:

Herbst Gaming, Inc.

5195 Las Vegas Boulevard, S.

Las Vegas, Nevada 89119

Attention: Edward J. Herbst

If to Licensor, at:

Terrible Herbst, Inc.

5195 South Las Vegas Boulevard

Las Vegas, Nevada 89119

Attn. Jerry Herbst, President

with a copy to:

Terrible Herbst, Inc.

5195 South Las Vegas Boulevard

Las Vegas, Nevada 89119

Attn. Sean Higgins, Esq.

or to such other address as the recipient party shall have designated by notice so given.

9.3  Entire Agreement.  This License constitutes the entire agreement of the parties relating to its subject matter and supersedes all prior oral or written understandings or agreements relating thereto. No promise, understanding, representation, inducement, condition or warranty not set forth herein has been made or relied upon by either party hereto.

9.4  Amendments.  This License may not be amended, modified or canceled except by a written instrument executed by both parties.

9.5  Binding Effect.  This License shall be binding upon and shall inure to the benefit of Licensor and Licensee and each of their respective successors and permitted assigns.

9.6  Assignment.  No party may assign any of its rights or obligations hereunder, except that neither Licensee nor Licensor may not withhold consent to an assignment of this License in the event of a merger or reorganization of the other party, a sale of all or substantially all of the other party’s assets or a consolidation of the other party with any of its affiliates or related parties. Notwithstanding anything to the contrary contained herein, Licensor agrees to allow Licensee to pledge this Agreement as security for the obligations of Licensee under that certain Indenture dated as of August 24, 2001, between Licensee, as issuer, its Subidiaries, as guarantors, and The Bank of New York, as trustee.

9.7  Waiver.  No waiver of, acquiescence in or consent to any breach of or default under this License shall be deemed a waiver of, acquiescence in or consent to any other breach or default occurring at any time.

9.8  Severability.  If any provision of this License, or the application of the provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this License, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this License, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable or void, and if the remainder of this License shall not be affected by such determination and is capable of substantial performance, then such void provision shall be deemed rescinded and each provision not so affected shall be enforced to the extent permitted by law.

9.9  Governing Law.  This License shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts negotiated, executed and to be wholly performed in that State.

9.10  Counterparts.  This License may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

9.11  Headings.  The headings in this License are for reference purposes only, do not constitute a part of this License and shall not affect its meaning or interpretation.

9.12  Confidentiality.  Each of the parties hereto agrees not to disclose the terms and conditions of this License to any third party (except as required by law) without the prior written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Licensees of the day and year first written above.

HERBST GAMING, INC., a Nevada corporation

/s/ EDWARD J. HERBST

EDWARD J. HERBST President

TERRIBLE HERBST, INC., a Nevada corporation

/s/ JERRY E. HERBST

JERRY E. HERBST President